Exhibit 2.1

ASSET PURCHASE AGREEMENT by and among NEOVOLTA, INC. (a Nevada corporation), [*] and NEUBAU ENERGY INC. (a Delaware Corporation). Dated as of October 1, 2025

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“this Agreement”) is entered into, and shall be effective, as of October 1, 2025 (the “Execution Date”), by and between NeoVolta, Inc., a Nevada corporation (“NeoVolta”), NEUBAU ENERGY INC., a Delaware corporation (“SELLER”), and [*] (the “Shareholders”). NEOVOLTA, SELLER and the Shareholders are hereinafter sometimes referred to, collectively, as the “Parties” and, individually, as a “Party.”

This Agreement contemplates a transaction in which NEOVOLTA will purchase certain of the assets (but not liabilities) of SELLER, on a cash-free, debt-free basis, in return for (i) cash at closing, (ii) shares of NeoVolta common stock (the “Common Stock”), and (iii) royalty payments, in accordance with the terms and conditions of this Agreement. The parties intend that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations corresponding thereto, so that the transactions contemplated hereby shall qualify as a tax-free reorganization under the Code.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

“Acquired Assets” means all right, title, and interest in and to the following assets of SELLER (and specifically excluding the Excluded Assets), free and clear of all Liens other than Permitted Liens:

(a)The assets set forth on Exhibit A;

(b)The Intellectual Property itemized and described on Section 3(j)(ii) of the Disclosure Schedule, including all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, covenants not to sue in respect thereof, and rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present, and future interests therein under the laws of all jurisdictions;

(c)Reserved;

(d)All franchises, approvals, permits, licenses, orders, registrations, certificates, and similar rights obtained from governments and governmental agencies that are related to, arise out of, or are connected to SELLER’s business and operations, to the extent transferable; and

(e)All books, records, ledgers, files, documents, correspondence, lists, plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials related to, arising out of, or connected to SELLER’s business and operations.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to a specified Person, each other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

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“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bill of Sale” has the meaning set forth in Section 2(f)(i).

“Cash” means cash and cash equivalents (including marketable securities and short-term investments).

“CERCLA” has the meaning set forth in Section 3(r) below.

“Closing” has the meaning set forth in Section 2(e) below.

“Closing Date” has the meaning set forth in Section 2(e) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means confidential and proprietary information of SELLER including, without limitation, all information relating to services, methods, clients (both actual or prospective) and business and marketing strategies of SELLER, except any documents or information (i) generally available to the public, or (ii) disclosed by SELLER to third parties without an obligation of confidentiality.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, or local) applicable to data privacy, data security, and/or personal information.

“Debt” means, with respect to SELLER (without duplication), (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bond, or other instrument, (ii) obligations as lessee under any capital lease, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind existing on any asset owned or held by SELLER, whether or not SELLER has assumed or become liable for the obligations secured thereby, and (iv) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), and (iii) of this definition.

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Direct Claim” has the meaning set forth in Section 6(d) below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Environmental, Health, and Safety Requirements” means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means all assets of SELLER other than the Acquired Assets. The Excluded Assets shall include, without limitation, the following:

(a) SELLER’s Cash;

(b) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of SELLER as a corporation;

(c) All Employee Benefit Plans and trusts or other assets attributable thereto; and

(d) Any of the rights of SELLER which accrue or will accrue under the Transaction Documents (or under any side agreement between SELLER and NEOVOLTA entered into on or after the date of this Agreement).

“Execution Date” has the meaning set forth in the Preamble to this Agreement.

“Fundamental Representations” has the meaning set forth in Section 6(a) below.

“Income Tax” means any federal, state, or local, income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Indemnified Party” has the meaning set forth in Section 6(d) below.

“Indemnifying Party” has the meaning set forth in Section 6(d) below.

“Intellectual Property” means all intellectual or industrial property and all registrations thereof and applications therefor, recognized in any country or jurisdiction in the world, including the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, utility models, inventor’s certificates, and invention disclosure statements; (b) all trademarks, service marks, trade dress, logos, design marks, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, engineering processes and techniques, technical data, designs, drawings, models, schematics, prototypes, specifications, development tools, client, subcontractor, and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases, and related documentation); (g) all advertising and promotional materials; (h) publicity and privacy rights; (i) social networking accounts (including, without limitation, Facebook, LinkedIn, Twitter, and Instagram); (j) all other proprietary rights, and (k) all copies and tangible embodiments thereof (in whatever form or medium).

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“Key Employees” means Thomas Enzendorfer (President & CEO) and Amany Ibrahim (Chief Strategy Officer)

“Knowledge of SELLER” means (i) the actual knowledge of each of the Key Employees, and (ii) the knowledge that any one or more of such individuals would be expected to have if they conducted a reasonable inquiry of those individuals within SELLER who had responsibility over the subject matter at purpose.

“Lien” means any encumbrance, lien, mortgage, charge, hypothecation, title retention agreement, pledge, security interest of any nature, adverse claim, exception, reservation, restrictive covenant, easement, right of occupation, option, right of first refusal, prior assignment, right of preemption, privilege, warrant, lease, sublease, restriction that is a matter capable of registration against title, or right to possession, other than the following (the “Permitted Liens”): (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and (c) statutory liens of carriers, warehousemen, mechanics and materialmen, landlords and other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to (i) the business, assets, condition (financial or otherwise), operating results, or operations, of SELLER, or (ii) the ability of each Party to consummate timely the transaction contemplated hereby; provided, however, that, as to SELLER, Material Adverse Effect or Material Adverse Change does not include (A) any changes resulting directly from conditions generally affecting the industry in which SELLER operates or from changes in general business or economic or political conditions (so long as there is not a disproportionate impact on SELLER), (B) any changes resulting from the announcement or pendency of the transaction contemplated by this Agreement, or (C) any changes resulting directly from SELLER’s compliance with the terms of this Agreement.

“NeoVolta” has the meaning set forth in the first paragraph of this Agreement.

“neuClick Battery Modules” means battery modules designed to work with the neuClick TPR.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Date” has the meaning set forth in Section 2(e)(i) below.

“Party” has the meaning set forth in the first paragraph of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Permitted Liens” has the meaning assigned to such term in the definition of Lien contained in this Section 1.

“Purchase Price” means the consideration set forth in Section 2(a)-(d) below.

“Reporting Period” means the period beginning on the first day of each calendar quarter and ending on the last day of such calendar quarter.

“SELLER” has the meaning set forth in the first paragraph of this Agreement.

“Shareholder” has the meaning set forth in the first paragraph of this Agreement.

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“Tax” or “Taxes” means any federal, state, or local income (including taxes under Code Section 1374 and Code Section 1375 or any corresponding provision of state or local law), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 6(d) below.

“Transaction Documents” means this Agreement, the Bill of Sale, and the other agreements, instruments and documents required to be delivered at the Closing.

Section 2. Basic Transaction.

(a)Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, NEOVOLTA agrees to pay SELLER, at the Closing (1) cash consideration in an amount equal to $500,000, of which $100,000 shall be paid to SELLER and $400,000 shall be distributed to Shareholders pro-rata based on ownership, and (2) 200,000 shares of NEOVOLTA common stock distributed to Shareholders pro-rata based on ownership.

(b)Assumption of Liabilities. NEOVOLTA, however, will not assume, and will have no responsibility or liability for or with respect to, any Debt or other obligation or liability of SELLER.

(c)Milestone-Based Equity Issuance. Upon the following revenue milestones based on NEOVOLTA's audited financial statements prepared in accordance with GAAP, NEOVOLTA shall issue the following shares (the “Milestone Shares”) to SELLER:

●	Milestone 1: 1,300,000 shares of NEOVOLTA common stock upon (i) the achievement of $2,000,000 in revenue from the sale of products utilizing neuClick Battery Modules, and (ii) the successful product launch, in each case prior to December 31, 2026
●	Milestone 2: 1,300,000 shares of NEOVOLTA common stock upon the achievement of $5,000,000 in revenue (in addition to the revenue set forth in Milestone 1) from the sale of products utilizing neuClick Battery Modules prior to December 31, 2028
●	Milestone 3: 700,000 shares of NEOVOLTA common stock upon the achievement of $20,000,000 in revenue (in addition to the revenue set forth in Milestones 1-2) from the sale of products utilizing neuClick Battery Modules prior to December 31, 2028
●	Milestone 4: 700,000 shares of NEOVOLTA common stock upon the achievement of $40,000,000 in revenue (in addition to the revenue set forth in Milestones 1-3) from the sale of products utilizing neuClick Battery Modules prior to December 31, 2028.

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Total Milestone Shares: 4,000,000 shares

(d)Royalties. As additional consideration, NEOVOLTA shall, beginning on the Closing Date and continuing until the end of the three year anniversary of the Closing Date, pay to SELLER a royalty of $10.00 per unit of neuClick Battery Modules that are sold by NEOVOLTA.

(i) Computation and Payment. The royalty set forth in Section 2.1(d) above shall be computed and paid to SELLER by NEOVOLTA within forty-five (45) days after the end of each Reporting Period; provided that for the Reporting Period ending December 31 of each year, the payment shall be made within ninety (90) days after the end of such Reporting Period. For purposes of this Agreement, units of neuClick Battery Modules shall be deemed sold when NEOVOLTA has received payment in full of its invoice for the sale of such units.

(ii)Royalty Reports. NEOVOLTA shall, at the time of each payment of the royalty under Section 2(d) above, furnish to SELLER a royalty report prepared by the Chief Financial Officer of NEOVOLTA, which shall describe and specify (i) the sales quantity of all units of neuClick Battery Modules for which NEOVOLTA received payment in full during the Reporting Period covered by the report, (ii) the royalty amount for the Reporting Period, and (iii) the royalty remitted to SELLER.

(iii)     First Report and Payment. The first royalty report and payment hereunder shall be made for the Reporting Period beginning on the Closing Date and ending on the last day of the calendar quarter beginning on, or next prior to, the Closing Date.

(iv)Method of Payment. All royalty payments under this Agreement shall be made payable to the order of “Neubau Asset Distribution LLC (“NAD”)” and shall be made by wire transfer of immediately available funds to such bank account as SELLER shall from time to time specify by written notice to NEOVOLTA. Each payment shall reference this Agreement and identify the Reporting Period under this Agreement for which the payment is made.

(v) Accounting and Audit. With respect to the royalty set forth in Section 2(d) above, NEOVOLTA shall keep complete, clear, and accurate records and accounts for all sales of, and payments for, neuClick Battery Modules subject to royalty during any Reporting Period for a period of one (1) year after the end of such Reporting Period. SELLER shall have the right, through its duly appointed representative, to audit, not more than once in each calendar quarter and during normal business hours, all such records and accounts to the extent necessary to verify that no underpayment has been made by NEOVOLTA hereunder. Such audit shall be conducted at SELLER’s own expense, provided, that, if any discrepancy or error exceeding twenty percent (20%) of the money actually due is found through the audit, the reasonable cost of the audit shall be borne by NEOVOLTA. If an audit results in a determination that for any Reporting Period NEOVOLTA has paid more than the royalty required under this Section 2(d), then such excess shall, at NEOVOLTA’s option, be immediately refunded by SELLER or credited against future royalties. If an audit results in a determination that for any Reporting Period NEOVOLTA has paid less than the royalty required under this Section 2(d), NEOVOLTA shall immediately pay the deficiency to SELLER. Royalty reports may be delivered electronically, and SELLER’s wire instructions provided in writing shall remain on file for remittances unless updated by SELLER.

(vi)No Representation or Warranty. SELLER acknowledges and agrees that NEOVOLTA makes no representation or warranty of any kind, either expressed or implied, that the manufacture, use and/or sale of neuClick Battery Modules will have any value or will be commercially successful to NEOVOLTA.

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(e)The Closing; Conditions to Closing.

(i)The Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall occur via exchange of documents and signatures by means of electronic mail on the business day on which the satisfaction or waiver of all conditions set forth in Section 2(e)(ii)(A) and Section 2(e)(ii)(B), or on such other date as is acceptable to NEOVOLTA and SELLER, which shall be not later than October 15, 2025 (the “Outside Date”) (unless mutually extended in writing). The date of the Closing hereunder is referred to herein as the “Closing Date”, and the Closing will be deemed effective as of 12:00 AM Eastern Time on the Closing Date.

(ii)Conditions to NEOVOLTA’s Obligation to Close. The obligation of NEOVOLTA to consummate the transaction contemplated by this Agreement is subject to satisfaction of the following conditions:

(A) The representations and warranties of SELLER set forth in Section 3 below shall be true and correct in all material respects at and as of the Closing Date (or as of the date such representation and warranty was made, if made as of a specific date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(B) SELLER shall have performed and complied with all of its covenants, agreements and conditions required hereunder in all material respects prior to or on the Closing Date, and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date, except to the extent that such covenants, agreements or conditions are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case SELLER shall have performed and complied with all of such covenants, agreements and conditions (as so written, including the term “material” or “Material”) in all respects through the Closing; and

(C) No action, suit, or proceeding shall be pending before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (1) prevent consummation of the transaction contemplated by this Agreement, (2) cause the transaction contemplated by this Agreement to be rescinded following consummation, or (3) adversely affect the right of NEOVOLTA to own the Acquired Assets and to operate the former business of SELLER.

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NEOVOLTA may waive any condition specified in this Section 2(e)(ii) if it executes a writing so stating at or prior to the Closing.

(iii)Conditions to SELLER’s Obligation to Close. The obligation of SELLER to consummate the transaction contemplated by this Agreement is subject to satisfaction of the following conditions:

(A) The representations and warranties of NEOVOLTA set forth in Section 4 below shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(B) NEOVOLTA shall have performed and complied with all of its covenants, agreements and conditions required hereunder in all material respects prior to or on the Closing Date, and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date, except to the extent that such covenants, agreements or conditions are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case NEOVOLTA shall have performed and complied with all of such covenants, agreements and conditions (as so written, including the term “material” or “Material”) in all respects through the Closing; and

(C) No action, suit, or proceeding shall be pending before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (1) prevent consummation of the transaction contemplated by this Agreement, or (2) cause the transaction contemplated by this Agreement to be rescinded following consummation.

SELLER may waive any condition specified in this Section 2(e)(iii) if it executes a writing so stating at or prior to the Closing.

(f)Deliveries. Upon or prior to the Closing, and as a condition to the consummation of the purchase and sale of the Acquired Assets hereunder, the following actions shall occur or have occurred:

(i)SELLER shall execute and deliver to NEOVOLTA (i) a bill of sale for the tangible personal property comprising the Acquired Assets in the form attached hereto as Exhibit B (the “Bill of Sale”), and (ii) such other instruments of sale, transfer, conveyance, and assignment of the Acquired Assets as NEOVOLTA may reasonably request;

(ii)Each of the Persons named as a Key Employee in the definition of “Key Employee” set forth in Section 1 above shall enter into an employment agreement with NEOVOLTA in the forms to be provided by NEOVOLTA.

(iii) NEOVOLTA shall deliver to SELLER a statement with respect to the Common Stock in book-entry form;

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(iv) Reserved.

(v) SELLER shall deliver to NEOVOLTA copies of certificates of good standing of SELLER issued upon Closing, issued by the Secretary of State of the State of Delaware, and each other jurisdiction in which SELLER is qualified to do business;

(vi)SELLER shall deliver to NEOVOLTA a certificate of the secretary or an assistant secretary of SELLER, dated the Closing Date, in form and substance reasonably satisfactory to NEOVOLTA, as to (A) the resolutions of SELLER’s Managers, if applicable, and the Shareholders authorizing the execution, delivery, and performance of this Agreement and the transaction contemplated hereby; and (B) incumbency and signatures of the officers of SELLER executing this Agreement or any other agreement contemplated by this Agreement;

(vii)SELLER shall deliver to NEOVOLTA a certificate of an executive officer of SELLER, dated the Closing Date, to the effect that each of the conditions specified in Section 2(e)(ii) has been fully satisfied;

(viii)NEOVOLTA shall deliver to SELLER a certificate of the secretary or an assistant secretary of NEOVOLTA, dated the Closing Date, in form and substance reasonably satisfactory to SELLER, as to (A) the resolutions of the Board of Directors of NEOVOLTA authorizing the execution, delivery, and performance of this Agreement and the transaction contemplated hereby; and (B) incumbency and signatures of the officers of NEOVOLTA executing this Agreement or any other agreement contemplated by this Agreement; and

(ix)NEOVOLTA shall deliver to SELLER a certificate of an executive officer of NEOVOLTA, dated the Closing Date, to the effect that each of the conditions specified in Section 2(e)(iii) has been fully satisfied.

(g) Purchase Price Allocation. NEOVOLTA shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state or local law, as appropriate), which allocation shall be subject to SELLER’s review and approval. NEOVOLTA shall deliver such allocation to SELLER within forty-five (45) days after the Closing Date. If SELLER shall have any one or more objections to the proposed allocation of the Purchase Price, SELLER shall deliver a detailed statement describing its objections to NEOVOLTA within thirty (30) days after receiving the proposed allocation of the Purchase Price. NEOVOLTA and SELLER shall use reasonable efforts to resolve any such objections themselves. If, however, NEOVOLTA and SELLER do not obtain a final resolution of all objections within thirty (30) days after NEOVOLTA has received the statement of objections from SELLER, then NEOVOLTA and SELLER shall select a mutually acceptable accounting firm to resolve any remaining objections. The determination of any accounting firm so selected as to the proper resolution of any remaining objections shall be set forth in writing and shall be conclusive and binding upon the Parties. In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in this Section 2(f), any fees and expenses of the accounting firm shall be shared by the Parties in inverse proportion to the relative success of each Party’s position, with the more successful party bearing the proportionately smaller share of such fees and expenses, and shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the accounting firm at the time the resolution and final determination is rendered on the merits of the matters submitted. NEOVOLTA and SELLER shall report the allocation of the Purchase Price and file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the allocation prepared by NEOVOLTA and approved by SELLER, subject to adjustment pursuant to NEOVOLTA’s audited financial statements for such tax year. Except as set forth in the preceding sentence, neither SELLER nor NEOVOLTA shall take any position (whether in audits, on Tax Returns, in connection with refund claims, in litigation, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

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(h)Withholding. Notwithstanding anything in this Agreement to the contrary, NEOVOLTA shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold from the recipient of such consideration with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign law relating to Taxes. To the extent that amounts are so withheld from any such recipient by NEOVOLTA, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such recipient in respect of which such deduction and withholding was made by NEOVOLTA.

(i) Plan of Reorganization; Tax Filings. NEOVOLTA and SELLER hereby adopt this Agreement as a "plan of reorganization" for purposes of Treas. Reg. 1.368-1(g) and 1.368-3(a). NEOVOLTA and SELLER shall prepare and file with their respective tax returns all information required by Treas. Reg. 1.368-3 in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a)(1)(C) of the Code. SELLER shall liquidate following the Closing within the time period permitted under applicable IRS guidance.

Section 3. SELLER’s Representations and Warranties. SELLER represents and warrants to NEOVOLTA that the statements contained in this Section 3 are correct and complete as of the Closing Date, except as set forth in Section 3(o) below and except as set forth in the correspondingly numbered section of the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”) that relates to such subsection of this Section 3 or in another section of the Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such subsection of this Section 3.

(a)Organization of SELLER; Capitalization.

(i)Organization. SELLER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. SELLER is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required for the conduct and operation of SELLER’s business, except where the lack of such qualification would not have a Material Adverse Effect. SELLER has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(ii)Capitalization. The authorized capital stock of SELLER consists solely of 10,000,000 shares of common stock, of which 6,000,000 shares are issued and outstanding. All issued and outstanding shares of SELLER’s common stock have been duly authorized and validly issued and are held of record by the Shareholder. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require (A) SELLER to issue, sell, grant, award, or otherwise cause to become outstanding any of SELLER’s authorized but unissued common stock, or (B) the Shareholders to sell or otherwise dispose of any of the shares of SELLER’s common stock owned of record by the Shareholders. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SELLER. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of SELLER’s common stock.

(b)Authorization of Transaction. SELLER has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, and such execution, delivery and performance have been duly authorized by all necessary corporate action. Without limiting the generality of the foregoing, the Managers of SELLER, if applicable, and the Shareholders have duly authorized the execution, delivery, and performance of this Agreement by SELLER. This Agreement constitutes the valid and legally binding obligation of SELLER, enforceable in accordance with its terms and conditions, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

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(c)Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby (including the assignments referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SELLER is subject or any provision of SELLER’s articles of incorporation, by-laws, or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SELLER is a party, by which it is bound, or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). SELLER does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transaction contemplated by this Agreement (including the assignments referred to in Section 2 above).

(d)Brokers’ Fees. SELLER has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which NEOVOLTA could become liable or obligated.

(e)Title to Assets. Except as set forth in Section 3(e) of the Disclosure Schedule, SELLER has good and valid title to all of the Acquired Assets, free and clear of all Liens and restrictions on transfer. The Acquired Assets are sufficient for the operation of the SELLER’s business as it is currently conducted.

(f) Subsidiaries; Affiliates. SELLER does not own or hold any shares of the capital stock of, any membership or partnership interest in, or any other equity interest issued by, any corporation, limited liability company, partnership (general or limited), association, professional corporation or other business entity. The Shareholders do not own or hold any shares of the capital stock of, any membership or partnership interest in, or any other equity interest issued by, any corporation, limited liability company, partnership (general or limited), association, professional corporation or other business entity in the same line of business of SELLER.

(g)Undisclosed Liabilities. SELLER has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for liabilities that have arisen in the Ordinary Course of Business that would not have a Material Adverse Effect.

(h)Legal Compliance. SELLER has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against SELLER alleging any failure so to comply.

(i) Tax Matters. SELLER has filed all Tax Returns that it was required to file, and all such Tax Returns are true, correct, and complete in all material respects. All Taxes due and owing by SELLER (whether or not shown on any Tax Return) have been duly and timely paid, and adequate reserves have been established for any contested Taxes or Taxes not yet due and payable. SELLER is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SELLER. SELLER has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder, or other third party, and all Tax Returns required with respect thereto have been properly completed and timely filed. There is no dispute or claim concerning any Tax liability of SELLER either (A) claimed or raised by any authority, or (B) as to which SELLER has Knowledge based upon personal contact with any agent of any such authority.

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(j)Intellectual Property.

(i)SELLER has not interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of any third party. SELLER has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, dilution, misappropriation, or conflict (including any claim that SELLER must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of SELLER, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of SELLER.

(ii)Section 3(j)(ii) of the Disclosure Schedule identifies each item of Intellectual Property included in the Acquired Assets. With respect to each item of Intellectual Property required to be identified in Section 3(j)(ii) of the Disclosure Schedule:

(A)SELLER possesses all right, title, and interest in and to the item, free and clear of any and all Liens, licenses, or other restrictions;

(B)The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of SELLER, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item;

(D)SELLER is not subject to an existing agreement to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or other conflict with respect to the item; and

(E)No loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents or copyrights expiring at the end of their statutory terms (and not as a result of any act or omission by SELLER, including, without limitation, a failure by SELLER to pay any required maintenance or renewal fees).

(k)Tangible Assets. The machinery, equipment, and other tangible assets included in the Acquired Assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are sufficient for the operation of SELLER’s business as currently conducted by SELLER.

(l)Reserved.

(m)Powers of Attorney. To the Knowledge of SELLER, there are no material outstanding powers of attorney executed on behalf of SELLER.

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(n)Litigation. Section 3(n) of the Disclosure Schedule sets forth each instance in which SELLER (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party, or, to the Knowledge of SELLER, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction or before (or that could come before) any arbitrator. There is no action, suit, proceeding, hearing, or investigation in progress or pending before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction, or before any arbitrator that is not fully covered by applicable insurance coverage or that could have a Material Adverse Effect. To the Knowledge of SELLER, there is no threat of any such action, suit, proceeding, hearing, or investigation or any Basis therefor, that is not fully covered by applicable insurance coverage or that could have a Material Adverse Effect.

(o) Warranty as to Services Performed. The products sold and delivered and services sold, performed, and delivered by SELLER have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and SELLER has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for the correction or remediation thereof or other damages in connection therewith.

(p) Employees. Section 3(p) of the Disclosure Schedule contains a complete list of employees, consultants, and agents currently employed or engaged by SELLER, including roles, job titles, rates of compensation, retirement, welfare, and other fringe benefits, and duration of employment. To the Knowledge of SELLER, no Key Employee or significant group of employees (that will be retained by NEOVOLTA) plans to terminate employment with SELLER (or NEOVOLTA) during the twelve-month period following the Closing. SELLER is not a party to, or bound by, any collective bargaining agreement. With respect to the transaction contemplated by this Agreement, SELLER has given any notice required under any law, federal, state, or local.

(q) Guaranties. SELLER is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

(r)Environmental, Health, and Safety Matters. (i) SELLER has complied, and as of the Closing Date is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements. (ii) Without limiting the generality of the foregoing, SELLER has complied with, and as of the Closing Date is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. (iii) SELLER has not received any notice regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, relating to SELLER or its business and operations arising under Environmental, Health, and Safety Requirements. (iv) Neither SELLER nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and to the Knowledge of SELLER, no such property or facility is contaminated by any such substance) so as to give rise to any current or future material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements. (v) Neither SELLER nor any of its predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and with respect to such entities, none of such entities is or will become subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility. (vi) SELLER has furnished to NEOVOLTA all environmental audits, reports, and other material environmental documents relating to its or its predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

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(s) Certain Business Relationships with SELLER. None of the Shareholders nor any of the Shareholders’ Affiliates owns any material asset, tangible or intangible, that is used in SELLER’s business.

(t) Data Privacy. SELLER’s business has materially complied with and, as conducted on the Closing Date, is in material compliance with, all Data Laws. SELLER has materially complied with, and is presently in material compliance with, all applicable data privacy and security laws, regulations, and its own policies applicable to data privacy, data security, and/or personal information. SELLER has not experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and SELLER is not aware of any facts suggesting the likelihood of the foregoing, including, without limitation, any breach of security or receipt of any written notices or complaints from any Person regarding personal information or other data.

Section 4. NEOVOLTA’s Representations and Warranties. NEOVOLTA represents and warrants to SELLER that the statements contained in this Section 4 are correct and complete as of the Closing Date.

(a)Organization of NEOVOLTA. NEOVOLTA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. NEOVOLTA has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b)Authorization of Transaction. NEOVOLTA has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of NEOVOLTA, enforceable in accordance with its terms and conditions, except to the extent that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by NEOVOLTA.

(c)Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which NEOVOLTA is subject or any provision of its articles of organization, by-laws, or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which NEOVOLTA is a party, by which it is bound, or to which any of its assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. NEOVOLTA does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transaction contemplated by this Agreement.

(d)Brokers’ Fees. NEOVOLTA has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which SELLER could become liable or obligated.

(e)Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to NEOVOLTA’s knowledge, threatened against or by NEOVOLTA or any Affiliate of NEOVOLTA that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated in this Agreement.

Section 4.8. Code §368(a)(1)(C) Reorganization Status.

(a) There is no present plan or intention for NEOVOLTA or any person related to NEOVOLTA to acquire or redeem any shares issued in this transaction during the five-year period beginning on the Closing Date.

(b) NEOVOLTA has no present plan or intention to sell or otherwise dispose of any of the Assets.

(c) NEOVOLTA has no present intention not to continue the historic business of SELLER or not to use a significant portion of SELLER's business assets in NEOVOLTA's business.

(d) NEOVOLTA is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

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Section 5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a)General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each Party will take such further actions (including the execution and delivery of such further instruments and documents) as each other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). SELLER acknowledges and agrees that from and after the Closing NEOVOLTA will be entitled to possession of all documents, books, records (including, without limitation, survey records), agreements, and financial data of any sort solely relating to, arising out of, or connected to the Acquired Assets; provided, however, that SELLER shall be entitled to retain all corporate records and Tax records that are included in the Excluded Assets after having provided copies to NEOVOLTA.

(b)Third Party Consents. In the event an assignment or purported assignment to NEOVOLTA of any client contract, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in NEOVOLTA receiving all of the rights of SELLER thereunder, this Agreement shall not constitute an agreement or obligation to assign such client contract to NEOVOLTA on or before the Closing Date and the Parties shall use their commercially reasonable efforts to obtain such required consent as promptly as possible after the Closing. Until such consent is obtained, or if the Parties determine that any attempted assignment would be ineffective or would impair NEOVOLTA’s rights under the client contract in question, SELLER, to the maximum extent permitted by law and such client contract, shall act after the Closing as NEOVOLTA’s agent in carrying out and performing, in SELLER’s name but for NEOVOLTA’s benefit, such client contract in order to obtain for NEOVOLTA the benefits thereunder and SELLER shall cooperate, to the maximum extent permitted by law and such client contract, with NEOVOLTA in any other reasonable arrangement designed to provide NEOVOLTA with the benefits of such client contract.

(c)Litigation Support. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving SELLER, each other Party will cooperate with the contesting or defending Party and such Party’s counsel in the contest or defense, make available such other Party’s personnel, and provide such testimony and access to such other Party’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6 below).

(d)Leak-Out. SELLER and the Shareholders, severally and not jointly, agree that during the period commencing on the issuance date of the Milestone Shares (“Issuance Date”), none of the SELLER, the Shareholders, nor any of their Affiliates, shall sell any Milestone Shares on any trading day (each date of determination, an “Applicable Trading Day”), in an aggregate amount representing more than the greater of (x) $20,000 in aggregate sale price of Milestone Shares and (y) 5% of the daily composite trading volume of shares of NEOVOLTA Common Stock on such Applicable Trading Day (the “Trading Limit”).

(e)Confidentiality. SELLER and the Shareholders will each treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to NEOVOLTA or destroy, at the request and option of NEOVOLTA, all tangible embodiments (and all copies) of the Confidential Information that are in SELLER’s or the Shareholders’ possession. In the event that SELLER or the Shareholders are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Party will notify NEOVOLTA promptly of the request or requirement so that NEOVOLTA may seek an appropriate protective order or waive compliance with the provisions of this Section 5(e). If, in the absence of a protective order or the receipt of a waiver hereunder, SELLER or the Shareholders are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; provided, however, that such Party shall use such Party’s commercially reasonable efforts to obtain, at the reasonable request and cost of NEOVOLTA, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as NEOVOLTA shall designate.

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(f)Covenant Not to Compete; Non-Solicitation.

(i)For a period of three (3) years from and after the Closing Date (the “Restrictive Period”), each of SELLER (to be renamed as provided in Section 5(g)) and the Shareholders will not, except to the limited extent and for the limited purposes provided in Section 5(b) and Section 5(g) hereof, engage directly or indirectly in any business that SELLER or the Shareholders conduct as of the Closing Date or in any line of business competitive with the business engaged in by NEOVOLTA during the Restrictive Period; provided, however, that notwithstanding the foregoing, (i) the Shareholders may own, as an inactive investor, not more than one percent (1%) of the voting stock or control of any such entity which is publicly owned, and (ii) the Shareholders may accept employment with any governmental agency, municipal or regional planning organization, professional societies, not-for-profit organization, or other organizations not directly competing with NEOVOLTA’s primary business areas.

(ii)During the Restrictive Period, each of SELLER (to be renamed as provided in Section 5(g)) and the Shareholders will not, except on behalf of NEOVOLTA, directly or indirectly: (x) induce or attempt to induce or encourage any employee of NEOVOLTA to leave the employ of NEOVOLTA (excluding general advertising or solicitation, e.g., want ads, not specifically targeted toward NEOVOLTA employees); and/or (y) contact, solicit, service, induce or attempt to solicit, service, or induce any client, consultant, supplier, licensee, or other entity having an existing business relationship with NEOVOLTA during the Restrictive Period to cease doing business with NEOVOLTA.

(iii)If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5(f) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g)Use of Name; Wind Down.  SELLER acknowledges and agrees that the Acquired Assets include the ownership and use of the trade name “NEUBAU,” and any other names that have been adopted by SELLER for trade purposes. Accordingly, promptly (and in all events within thirty (30) days) following the Closing, SELLER shall change its name and shall not at any time after the Closing use the name “Neubau” (or any derivative or adaptation of either such name, or any name intended or likely to be confused or associated therewith or with the corporate name, or any trade name, of NEOVOLTA, as the same may be amended at any time and from time to time after the Closing) except as may be necessary or advisable to the limited extent and for the limited purpose provided in Section 5(b) or Section 5(c) hereof, and the winding up of SELLER’s business and affairs. SELLER hereby agrees that, following the Closing, it shall not conduct any new business (other than any activities contemplated by Section 5(b)) and shall exist solely to receive any payments that may be due hereunder and to wind up its business and affairs. Except for the limited purposes set forth herein, NEOVOLTA does not grant SELLER any right or license to use, nor shall SELLER have any right, title or interest in or to, the name or trade name “Neubau” or any other names adopted for trade purposes by NEOVOLTA following the Closing.

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(h)Post-Closing Tax Matters.

(i)Transfer Taxes. SELLER shall pay all transfer, documentary, sales, stamp, registration and other similar transfer Taxes and fees incurred directly as a result of the transfer of the Acquired Assets hereunder (“Transfer Taxes”), except to the extent such Taxes are recoverable or creditable under applicable law. The Party required by applicable law shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. The Party required to file such Tax Returns shall make such Tax Returns available for review of the other Party sufficiently in advance of the due date for the filing of such Tax Returns to provide such other Party with a meaningful opportunity to analyze and comment on such Tax Returns before filing. The Party filing such Tax Returns shall make such changes and revisions to the Tax Returns as are reasonably requested by the other Party, subject to the consent of the Party filing the returns, which consent shall not be unreasonably withheld or delayed. NEOVOLTA and SELLER shall cooperate in executing any appropriate resale or other tax exemption certificates in connection with this Agreement and the transactions contemplated hereby to reduce or eliminate any such Transfer Taxes.

(ii) Proration. All ad valorem, property and similar Taxes (but not including any Taxes based on income or receipts) attributable to the Acquired Assets shall be prorated, as of the Closing Date, with SELLER paying a fraction thereof based upon the number of days elapsed in the applicable fiscal year ending on the Closing Date and NEOVOLTA paying a fraction thereof based upon the number of days elapsed in the applicable fiscal year after the Closing Date. If bills for such Taxes have not been issued as of the Closing, and if the amount of such Taxes for the period including the Closing is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing, adjustments to the apportionment shall be made by the Parties so that if SELLER or NEOVOLTA paid more than its proper share at the Closing, the other Party shall promptly reimburse such Party for the excess amount paid by it.

(iii) Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any “bulk sales,” “bulk transfer” or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to NEOVOLTA; it being understood that any liabilities arising out of the failure of SELLER to comply with the requirements and provisions of any “bulk sales,” “bulk transfer” or similar laws of any jurisdiction shall be the sole responsibility of the SELLER and Shareholders.

Section 6. Remedies for Breaches of This Agreement.

(a)Survival of Representations and Warranties.

(i)All of the representations and warranties of SELLER contained in Sections 3(l), (n), (o), (p), (r) or (t) shall survive the Closing (even if NEOVOLTA knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect for a period of two (2) years thereafter. All of the other representations and warranties of SELLER contained in this Agreement (the “Fundamental Representations”) shall survive the Closing (even if NEOVOLTA knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect until thirty (30) days following the expiration of the applicable statute of limitations.

(ii)All of the representations and warranties of NEOVOLTA contained in Section 4 shall survive the Closing (even if SELLER knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect for a period of two (2) years thereafter.

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(b)Indemnification Provisions for NEOVOLTA’s Benefit.

(i)In the event SELLER breaches any of its representations, warranties, and covenants contained in this Agreement, and; provided, that, NEOVOLTA makes a written claim for indemnification against SELLER pursuant to Section 6(g) below within the applicable survival period set forth at Section 6(a)(i) above, then SELLER and the Shareholders, jointly and severally, shall indemnify NEOVOLTA from and against the entirety of any Adverse Consequences that NEOVOLTA may suffer (including any Adverse Consequences that NEOVOLTA may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii)SELLER and the Shareholders, jointly and severally, shall indemnify NEOVOLTA from and against the entirety of any Adverse Consequences that NEOVOLTA may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of SELLER (including, without limitation, any liability of SELLER that becomes a liability of NEOVOLTA under any common law doctrine of de facto merger or successor liability or otherwise by operation of law).

(c)Indemnification Provisions for SELLER’s Benefit.

(i)In the event NEOVOLTA breaches any of its representations, warranties, and covenants contained in this Agreement, and; provided, that, SELLER makes a written claim for indemnification against NEOVOLTA pursuant to Section 6(g) below within the applicable survival period set forth at Section 6(a)(ii) above, then NEOVOLTA shall indemnify SELLER from and against the entirety of any Adverse Consequences that SELLER may suffer (including any Adverse Consequences that SELLER may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(d)Matters Involving Third Parties; Direct Claims.

(i)If any third party notifies either NEOVOLTA or SELLER (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against, as applicable, SELLER or NEOVOLTA (the “Indemnifying Party”) under this Section 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(ii)The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and; provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(iii)So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 6(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on, or enter into any settlement with respect to, the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (B) the Indemnified Party will not consent to the entry of any judgment on, or enter into any settlement with respect to, the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned, or delayed).

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(iv)In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 6(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third Party Claim in any manner that the Indemnified Party may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (B) the Indemnifying Party will remain responsible for any Adverse Consequences that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.

(v)Any claim by an Indemnified Party on account of Adverse Consequences which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Adverse Consequences that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)Determination of Adverse Consequences. The Parties shall make appropriate adjustments for insurance coverage in determining Adverse Consequences for purposes of this Section 6. Indemnification payments under this Section 6 shall be paid by the Indemnifying Party without reduction for any Tax benefits available to the Indemnified Party. All indemnification payments under this Section 6 shall be deemed adjustments to the Purchase Price.

(f)Payments; Recoupment Against Annual Guaranteed Installment Payments. Once the amount of any Adverse Consequences is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 6, the Indemnifying Party shall satisfy its obligations within fifteen (15) days of such final, non-appealable adjudication by wire transfer of immediately available funds. Subject to the survival and economic limitations set forth in this Section 6, any indemnification to which NEOVOLTA may become entitled under this Agreement as a result of any Adverse Consequences that it may suffer shall be made, first, as a deemed payment to NEOVOLTA from, and a reduction in the amount of, the Milestone Shares, which Milestone Shares shall be valued based on the ninety (90) trading day volume-weighted average price of NEOVOLTA common stock ending on the date of the obligation of SELLER hereunder.

(g)Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, there will be an aggregate ceiling in the amount of the Purchase Price on the obligation of SELLER to indemnify NEOVOLTA from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of any representations and warranties that are not Fundamental Representations; provided, however, that such limitation shall not apply to any Adverse Consequences resulting from fraud, willful misconduct, or intentional misrepresentation.

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(h)Exclusive Remedy. Except in the case of fraud, NEOVOLTA and SELLER acknowledge and agree that the foregoing indemnification provisions in this Section 6 shall be the exclusive remedy of NEOVOLTA and SELLER with respect to the transaction contemplated by this Agreement. Without limiting the generality of the foregoing, NEOVOLTA and SELLER hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental, health, or safety matters, including, without limitation, any such matters arising under any Environmental, Health, and Safety Requirements and including without limitation any arising under the CERCLA.

(i)Materiality. For purposes of this Section 6 (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Adverse Consequences with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7. Termination.

(a) Termination of Agreement. This Agreement may be terminated as follows:

(i)NEOVOLTA and SELLER may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) NEOVOLTA may terminate this Agreement by giving written notice to SELLER and the Shareholders at any time prior to the Closing (A) in the event SELLER has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, NEOVOLTA has notified SELLER of such breach, and such breach has continued without cure for a period of three (3) days after the notice of breach, or (B) if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 2(e)(ii) hereof (unless the failure results primarily from NEOVOLTA’s breach of any representation, warranty, or covenant contained in this Agreement); and

(iii) SELLER may terminate this Agreement by giving written notice to NEOVOLTA at any time prior to the Closing (A) in the event NEOVOLTA has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, SELLER has notified NEOVOLTA of such breach, and such breach has continued without cure for a period of three (3) days after the notice of breach, (B) in the event SELLER is unable, after using commercially reasonable efforts, to fulfill the closing deliverables described in Section 2(f) or Section 2(e)(iii), or (C) if the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 2(e)(iii) hereof (unless the failure results primarily from SELLER’s breach of any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If either NEOVOLTA or SELLER terminates, or NEOVOLTA and SELLER terminate, this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of a Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(e) above shall survive termination.

Section 8. Miscellaneous.

(a)Press Releases and Public Announcements. SELLER shall not issue any press release or public announcement relating to the subject matter of this Agreement without the prior written consent of NEOVOLTA.

(b)No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

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(c)Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to such subject matter.

(d)Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of each other Party; provided, however, that NEOVOLTA may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases NEOVOLTA nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same agreement. The signature of any Party transmitted by facsimile or electronic mail (including, without limitation, electronic mailing of a so-called portable document format or “pdf” of a scanned counterpart) shall be treated as and deemed to be an original signature for all purposes, and will have the same binding effect as if such Party’s signature had appeared on an original signed counterpart of this Agreement delivered in person.

(f)Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient with written confirmation of receipt, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) with proof of delivery, (iii) upon confirmation of receipt when sent to the recipient by facsimile transmission or electronic mail, or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to SELLER or the Shareholder: Neubau Energy Inc c/o Thomas Enzendorfer, President & CEO 1 Belvedere Place, 2nd Floor Mill Valley, CA 94941 E-mail: thomas@neubauenergy.com [*]	With a copy to:
If to NEOVOLTA: NeoVolta, Inc. 12195 Dearborn Place Poway, CA 92064 Attn: Steve Bond Chief Financial Officer E-mail: sbond@neovolta.com	With a copy to: ArentFox Schiff LLP 1717 K Street NW Washington, DC Attn: Cavas Pavri E-mail: cavas.pavri@afslaw.com

Each Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other Party notice in the manner herein set forth.

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(h)Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. The Parties hereby irrevocably and unconditionally agree that the state and/or federal courts sitting in San Diego, California shall have exclusive jurisdiction over the Parties with respect to any and all disputes or controversies between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the Parties submits to the exclusive jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam jurisdiction or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with the notice provisions of this Agreement) or any other manner provided by law, and irrevocably agrees not to initiate proceedings in any other courts and agrees to be bound by any final, non-appealable judgment rendered by the state or federal courts in San Diego, California in connection with this Agreement.

(i)Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.

(k)Expenses. Except as otherwise set forth in this Agreement, each Party will bear such Party’s own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transaction contemplated hereby.

(l)Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m)Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

{Signatures appear on the following page.}

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NeoVolta, Inc.

By: /s/ Ardes Johnson

Name: Ardes Johnson

Title: Chief Executive Officer

.

NEUBAU ENERGY INC.

By: /s/ Thomas Enzendorfer

Name: Thomas Enzendorfer

Title: President & CEO

Shareholders

[*]

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